Exhibit 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

CAVIUM NETWORKS, INC.

AND

WAVESAT INC.

DATED AS OF

January 25, 2011

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		1
1.1	Definitions	1
1.2	Headings	9
1.3	Extended Meanings	9
1.4	Statutory References	10
1.5	Currency	10
1.6	Schedules	10

ARTICLE 2 - SALE AND PURCHASE		10
2.1	Purchased Assets	10
2.2	Excluded Assets	11
2.3	Assumption of Assumed Liabilities	12
2.4	Excluded Liabilities	12
2.5	Purchase Price	12
2.6	Escrow Amount	13
2.7	Allocation of Purchase Price	13
2.8	Non-Assignable Rights	13

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES		13
3.1	Seller’s Representations and Warranties	13
3.2	Survival of Seller’s Representations, Warranties and Covenants	18
3.3	Buyer’s Representations and Warranties	18
3.4	Survival of Buyer’s Representations, Warranties and Covenants	18

ARTICLE 4 - COVENANTS		19
4.1	Employees	19
4.2	Taxes	20
4.3	Assumed Contracts	20
4.4	Further Assurances and Cooperation	21
4.5	Ashkom Transition Agreement	21
4.6	Use of Name	21
4.7	Access to Books and Records	21
4.8	Access to Transferred Employees	22
4.9	Collection and Remittance of Accounts Receivable	22
4.10	Preparation of Audited Financial Statements	22

ARTICLE 5 - INDEMNIFICATION		23
5.1	Indemnification Obligation	23
5.2	Limitations on Damages	23
5.3	Third Party Claims Procedures	24
5.4	Other Claims Procedures	26
5.5	Agent	26
5.6	Adjustment to Purchase Price	26
5.7	Seller Bankruptcy	26
5.8	Sole Remedy	26

- i -

ARTICLE 6 - CLOSING		27
6.1	Closing	27

ARTICLE 7 – CONDITIONS PRECEDENT		27
7.1	Joint Conditions	27

ARTICLE 8 - MISCELLANEOUS		27
8.1	Waiver	27
8.2	Amendment	28
8.3	Notices	28
8.4	Further Assurances	29
8.5	Time of the Essence	29
8.6	Fees and Commissions	29
8.7	Public Announcements	29
8.8	Benefit of the Agreement	29
8.9	Entire Agreement	30
8.10	Governing Law	30
8.11	Attornment and Exclusive Jurisdiction	30
8.12	Counterparts	30

- ii -

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of January 25, 2011

BETWEEN:

CAVIUM NETWORKS, INC., a corporation incorporated under the Laws of Delaware, or any Affiliate (as defined herein) thereof (the “Buyer”),

AND:

WAVESAT INC., a corporation incorporated under the Laws of Canada (the “Seller”),

WHEREAS the Seller is in the business of developing, designing and selling programmable multi-protocol silicon for broadband wireless communications (the “Purchased Business”);

WHEREAS on January 18, 2011, the Seller filed a notice of intention to make a proposal under the Bankruptcy and Insolvency Act (Canada) (the “NOI”);

WHEREAS, subject to the granting of the Approval and Vesting Order (as defined herein) by the Court (as defined herein), the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Purchased Assets (as defined herein) and the Purchased Business on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE, in consideration of all the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined herein) agree as follows:

ARTICLE 1 - INTERPRETATION

1.1 Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)	“2010 Financial Statements” has the meaning set out in Section 4.10;

(b)	“Accounts Receivable” means all accounts receivable, trade accounts, notes receivable and book debts due to the Seller and other debts of a similar nature and the benefit of all security for such accounts, notes or debts;

(c)	“Affiliate” means an “affiliate” as such term is defined in the CBCA;

(d)	“Agreement” means this asset purchase agreement, including its recitals and schedules, as amended from time to time in accordance with the terms of this agreement;

(e)	“Approval and Vesting Order” has the meaning set out in Section 7.1;

(f)	“Ashkom” has the meaning set out in Section 4.5;

(g)	“Ashkom Transition Agreement” has the meaning set out in Section 4.5;

(h)	“Assumed Contracts” has the meaning set out in Section 4.3;

(i)	“Assumed Liabilities” has the meaning set out in Section 2.3;

(j)	“Books and Records” means books, records, documents, correspondence, files and all technical, business and financial records, plans, documentation and information, in any form whatsoever (whether in writing or stored in any retrieval system or database) of the Seller relating to the Purchased Assets or the Purchased Business, including (i) all production, processing, inventory, sales, supplier and customer records, (ii) all sales and marketing, and other promotional literature and materials, catalogues and similar materials and related artwork, and (iii) all records, files, papers, documents, invoices, blueprints, specifications, designs, drawings, research and lab materials, general ledgers, accounting records and other accounting books and records, reports, technical data and information, business records, operating data and other data;

(k)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the Province of Québec;

(l)	“Buyer” has the meaning set out in the first page of this Agreement;

(m)	“Buyer Ancillary Documents” has the meaning set out in Section 3.3(b);

(n)	“Buyer Indemnified Parties” has the meaning set out in Section 5.1;

(o)	“Buyer’s Lawyers” means McCarthy Tétrault LLP;

(p)	“CBCA” means the Canada Business Corporations Act;

(q)	“claim” means any actual civil, criminal, statutory, administrative, regulatory, arbitral or investigative inquiry, action, suit, investigation, complaint, grievance, charge, prosecution, assessment or reassessment (including any appeal or application for review) and any claim or demand resulting therefrom or any other claim or demand of whatever nature or kind;

(r)	“Closing” has the meaning set out in Section 6.1;

(s)	“Closing Date” means January 25, 2011;

(t)	“commercially reasonable efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use “commercially reasonable efforts” under this Agreement does not require the Person subject to that obligation to make any expenditures or take any other actions that would reduce the benefits to such Person of this Agreement and the transactions contemplated herein;

(u)	“Contract” means any agreement, contract, indenture, note, lease, deed of trust, license, option, arrangement, understanding, instrument or other commitment (whether written or oral);

(v)	“Court” means the Superior Court of Quebec;

(w)	“Customer Accounts” means all existing customer accounts in respect of the Purchased Business, including customer lists with respect to past, present and prospective customers and all related sales, contacts and credit and purchase records;

(x)	“Customer Purchase Orders” means the Seller’s outstanding customer purchase orders or other Contracts for the purchase or sale of Products;

(y)	“DIP Credit Facility” means the senior secured, debtor-in-possession revolving line of credit in the aggregate amount of $1,000,000 granted by the Buyer to the Seller on January 17, 2011;

(z)	“Employees” means all the employees of the Seller or Wavesat USA, as the case may be, employed in connection with the Purchased Business as at the close of business on the day immediately preceding the Closing Date;

(aa)	“Employment Liabilities” has the meaning set out in Section 4.1(c);

(bb)	“Encumbrances” means, in the case of any given Purchased Asset, all mortgages, pledges, charges, liens, debentures, hypothecs, trust deeds, deemed trusts, assignments by way of security, security interests, conditional sales contracts or other title retention agreements or similar interests or instruments charging, or creating a security interest in, or against title to, such Purchased Assets or any part thereof or interest therein, and any agreements, leases, options, easements, rights of way, restrictions, executions or other charges or encumbrances (including notices or other registrations in respect of any of the foregoing) against title to the Purchased Assets or any part thereof or interest therein of any kind;

(cc)

“Environmental Laws” means Laws relating to the environment, Hazardous Substances, pollution or protection of the environment, including on-site or off-site contamination, spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, injecting, escaping, leaching, disposing or dumping of Hazardous Substances into the environment, and the import, manufacture, processing, use, treatment, storage, disposal, transport, export or handling of Hazardous Substances;

(dd)	“Equipment” means all processing equipment, quality control equipment, research and development equipment and office equipment, including computer equipment, and all other equipment, machinery, materials, prototypes, tools, supplies, vehicles and furniture of any nature whatsoever owned or used by the Seller, wherever situated;

(ee)	“Escrow Agent” means the Trustee;

(ff)	“Escrow Agreement” means the escrow agreement dated as of the date hereof entered into between the Parties and the Escrow Agent in connection with the transactions contemplated hereby, substantially in the form of the escrow agreement attached hereto as Schedule 1.1(ff);

(gg)	“Escrow Amount” has the meaning set out in Section 2.5(b);

(hh)	“Escrow Period” has the meaning set out in Section 2.6;

(ii)	“ETA” means Part IX of the Excise Tax Act (Canada);

(jj)	“Excluded Assets” has the meaning set out in Section 2.2;

(kk)	“Excluded Liabilities” has the meaning set out in Section 2.4;

(ll)	“Fixed Assets and Personal Property” means all fixed assets and Equipment and all other movable, personal, tangible or corporeal property of any nature whatsoever owned or used by the Seller, wherever situated;

(mm)	“GAAP” means the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, and as are applicable as at the date on which any calculation or determination is required to be made in accordance with those principles or standards;

(nn)	“GST/HST” means Taxes, including the goods and services tax and harmonized sales tax and any interest and penalties charged thereon, imposed under the ETA;

(oo)	“Goodwill” means the goodwill of the Purchased Business, including all right, title and interest of the Seller in, to and in respect of all elements in connection with the operation of the Purchased Business which contribute to the goodwill of the Purchased Business, including the exclusive right of the Buyer to represent itself as carrying on the Purchased Business in continuation of and in succession to the Seller and the goodwill represented by the packaging, labelling, advertising, marketing and promotional materials, customer and supplier lists and Contracts with customers and suppliers;

(pp)	“Governmental Authority” means (a) any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of the foregoing exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory or taxing authority or power of any nature; or (b) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(qq)	“Hazardous Substance” means any substance, liquid, gaseous or solid matter, micro-organism, sound, vibration, heat, odour, radiation, organic or inorganic matter which is under any applicable Environmental Laws, alone or in any combination, a waste, a toxic substance, a controlled substance, a dangerous good, a pollutant, a deleterious substance, or a contaminant;

(rr)	“Indemnified Party” has the meaning set out in Section 5.2;

(ss)	“Indemnifying Party” has the meaning set out in Section 5.3(a);

(tt)	“Insurance Policies” means the insurance policies maintained by or on behalf of the Seller;

(uu)	“Intellectual Property” means and includes all algorithms, application programming interfaces, apparatus, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries);

(vv)	“Intellectual Property Rights” means and includes all rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents and industrial property rights, (e) other proprietary rights in Intellectual Property of every kind and nature and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above;

(ww)	“Inventories” means all inventories of every nature whatsoever owned or used by the Seller, wherever situated, including raw materials, packaging materials, work-in-process and finished goods;

(xx)	“ITA” means the Income Tax Act (Canada);

(yy)	“Knowledge of the Seller” means (i) the actual knowledge and information of the executive officers and directors of the Seller, and (ii) the knowledge and information such individuals would have had after reasonable inquiry, in each case solely in their capacities as officers or directors of the Seller;

(zz)	“Law” means:

(i)	any domestic or foreign law, including any statute, subordinate legislation, regulation, by-law or treaty and the common law, and

(ii)	any guideline, directive, rule, standard, requirement, policy, order, order-in-council, decision, declaration, judgment, injunction, award or decree of a Governmental Authority;

(aaa)	“Leases” means the leases set out in Schedule 1.1(aaa);

(bbb)	“Liabilities” includes liabilities or obligations of any nature whatsoever, whether known or unknown, whether absolute, accrued, contingent, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP;

(ccc)	“Losses” has the meaning set out in Section 5.1;

(ddd)	“NOI” has the meaning set out in the recitals;

(eee)	“Parties” means, collectively, the Seller and the Buyer, and “Party” means any one of them;

(fff)	“Permits” means the authorizations, registrations, permits, certificates of approval, approvals, licenses, leases, quotas, consents, commitments, rights or privileges that are issued or granted by any Governmental Authority to the Seller and that are necessary or required to conduct the Purchased Business as conducted on the date hereof;

(ggg)	“Person” means (i) any individual, body corporate, sole proprietorship, partnership, trust, unincorporated association, unincorporated syndicate, unincorporated organization, or any other entity, (ii) any natural person acting in his or her capacity as executor, trustee, administrator or legal representative, and (iii) any Governmental Authority; and, for greater certainty, “Person” does not include the Parties;

(hhh)	“Prepaid Amounts” means all prepaid expenses, deposits and other current assets of ongoing benefit to the Buyer;

(iii)	“Proceedings” has the meaning set out in Section 4.7;

(jjj)	“Products” means any and all products that are processed by, for and on behalf of the Purchased Business and other items or personal property processed or purchased for resale by or for the Purchased Business in the ordinary course;

(kkk)	“Purchase Orders” means the Customer Purchase Orders and the Supplier Purchase Orders;

(lll)	“Purchase Price” has the meaning set out in Section 2.5;

(mmm)	“Purchased Assets” has the meaning set out in Section 2.1;

(nnn)	“Purchased Business” has the meaning set out in the recitals;

(ooo)	“QST” means the tax (and any interest any penalties charged thereon) imposed under the QSTA and the regulations made thereunder;

(ppp)	“QSTA” means an Act respecting the Quebec Sales Tax;

(qqq)	“QTA” means the Taxation Act (Quebec);

(rrr)	“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing;

(sss)	“Seller” has the meaning set out in the first page of this Agreement;

(ttt)	“Seller Ancillary Documents” has the meaning set out in Section 3.1(b);

(uuu)	“Seller Indemnified Parties” has the meaning set out in Section 5.1;

(vvv)	“Seller IP” means (a) all Intellectual Property Rights in or pertaining to the Products or methods or processes used to manufacture the Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Seller.

(www)	“Seller IP Contract” means any Contract to which the Seller is a party or by which the Seller is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Seller IP or any Intellectual Property developed by, with, or for the Seller;

(xxx)

“Seller Plans” means all employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, compensation, pension, retirement, salary continuation, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, accident, life insurance and other plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, funded or unfunded, registered or unregistered, insured or self-insured, that are sponsored or maintained or funded, in whole or in part, by or on behalf of the Seller or Wavesat USA for the benefit of the Employees or their spouses, beneficiaries and eligible dependents, but not including the Canada Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;

(yyy)	“Seller Web Site” means any public or private website owned, maintained, or operated at any time by or on behalf of the Seller;

(zzz)	“Subsidiary” means a “subsidiary” as such term is defined in the CBCA;

(aaaa)	“Supplier Purchase Orders” means the outstanding supplier or vendor purchase orders or other Contracts for the purchase or sale of personal property to be used for, or for services to be rendered to, the Purchased Business;

(bbbb)	“Tangible Assets” has the meaning set out in Section 2.7;

(cccc)	“Tax Act” means the Income Tax Act (Canada);

(dddd)	“Tax” or “Taxes” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever imposed by any Governmental Authority, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross income, gross receipts, net proceeds, profits, capital gains, alternative or add-on, or minimum, capital, transfer, land transfer, sales, retail sales, consumption, use, GST/HST, QST, value-added, ad valorem, turnover, excise, stamp, non-resident withholding, business, franchising, business licenses, real and personal property (tangible and intangible), stamp, environmental, transfer, payroll, employee withholding, employment, health, employer health, social services, development, occupation, education or social security, and all contributions, premiums, surtaxes, all customs duties, countervail, anti-dumping, special import measures and import and export taxes, all licence, franchise and registration fees, all provincial workers’ compensation payments, and all employment insurance, health insurance and any applicable government pension plan contributions;

(eeee)	“Tax Law” means any Law that imposes Taxes or that deals with the administration or enforcement of liabilities for Taxes;

(ffff)	“Tax Return” means any return, report, declaration, designation, election, undertaking, waiver, notice, filing, information return, statement, form, certificate or any other document or materials relating to Taxes, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of Taxes;

(gggg)	“Third Party Claim” has the meaning set out in Section 5.3(a);

(hhhh)	“Time of Closing” means 12:00 p.m. (EST) on the Closing Date;

(iiii)	“Transfer Taxes” has the meaning set out in Section 4.2;

(jjjj)	“Transferred Employees” has the meaning set out in Section 4.1(b);

(kkkk)	“Transition Services Agreement” means the transition services agreement dated as of the date hereof entered into between the Parties in connection with the transactions contemplated hereby, substantially in the form of the transition services agreement attached hereto as Schedule 1.1(kkkk);

(llll)	“Transition Period” means the term of the Transition Services Agreement;

(mmmm)	“Trustee” means Ernst & Young Inc., in its capacity as trustee under the NOI;

(nnnn)	“Warranty Rights” to the extent assignable, means the full benefit of all representations, warranties, warranty rights, performance bonds, guarantees, covenants, indemnities and other similar rights (implied, express or otherwise) granted by the Seller in favour of any Person or granted by any Person in favour of the Seller; and

(oooo)	“Wavesat USA” means Wavesat USA Inc., a corporation incorporated under the Laws of Delaware.

1.2	Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.3	Extended Meanings

In this Agreement words importing the singular number include the plural and vice versa, words importing any gender include all genders. The term “including” means “including without limiting the generality of the foregoing” and the term “third party” means any person other than the Seller and the Buyer.

1.4	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.5	Currency

All references to currency herein are to lawful money of the United States.

1.6	Schedules

The following are the Schedules to this Agreement:

Schedule 1.1(ff)	- Escrow Agreement

Schedule 1.1(aaa)	- Leases

Schedule 1.1(kkkk)	- Transition Services Agreement

Schedule 3.1(i)	- Intellectual Property

Schedule 3.1(l)	- Employees

Schedule 3.1(n)	- Seller Plans

ARTICLE 2 - SALE AND PURCHASE

2.1	Purchased Assets

Upon and subject to the terms and conditions hereof, the Seller hereby sells, assigns, conveys, transfers and delivers to the Buyer and the Buyer hereby purchases and accepts from the Seller, effective as of the Closing Date, except with respect to the Assumed Contracts, which shall be effective as of the date of their assignment as provided for in Section 4.3, all of its rights, title and interest in, to and under all of the assets, properties and rights used or held for use in, or necessary for the conduct of, the Purchased Business, of any nature whatsoever and wherever situated, free and clear of any Encumbrances, save and except to the extent such assets, properties and rights are Excluded Assets (collectively, the “Purchased Assets”), including the following assets, properties and rights:

(a)	the Customer Accounts;

(b)	all Intellectual Property and Intellectual Property Rights and related Goodwill of the Seller;

(c)	all of Seller’s rights in and to the Seller Web Sites;

(d)	all of Seller’s rights to use all servers, Internet and Ethernet hosting hardware and software, local area networks and telephone lines used by the Seller or Wavesat USA to carry on the Purchased Business;

(e)	all of the Seller’s rights in, to and under the Assumed Contracts;

(f)	Accounts Receivable invoiced after December 20, 2010;

(g)	Prepaid Amounts as of the Closing Date;

(h)	Inventories as of the Closing Date;

(i)	Warranty Rights in favour of the Seller;

(j)	all cellular telephones, pagers and other common data and voice telecommunication equipment used by the Employees;

(k)	all Permits;

(l)	the rights, claims or causes of action of the Seller against third parties, to the extent relating to the Assumed Liabilities;

(m)	all Books and Records, except that where the Seller is required by Law to retain a particular book, record, file, document, plan, report or other written material, it shall deliver to the Buyer the original thereof and retain a copy thereof;

(n)	any portion of cash amounts drawn from the DIP Credit Facility that are unused as of the Closing Date;

(o)	the name “Wavesat” (or any variation thereof) or any trademarks, trade names, logos or symbols related thereto

(p)	the Goodwill; and

(q)	the Fixed Assets and Personal Property.

2.2	Excluded Assets

Notwithstanding anything contained herein to the contrary, the Purchased Assets shall not include any rights, title or interests of the Seller in, to or under any of the following assets, properties and rights of the Seller (collectively, the “Excluded Assets”):

(a)	all cash and cash equivalents, including cash on hand or in banks or other depositories and term or time deposits and similar cash items of, owned or held by or for the account of, the Seller, except for such cash drawn from the DIP Credit Facility;

(b)	Tax credits or refundable Taxes payable to the Seller;

(c)	Accounts Receivable invoiced on or before December 20, 2010;

(d)	accumulated operating losses of the Seller;

(e)	securities of any Subsidiary held by or for the account of the Seller;

(f)	all Contracts other than the Assumed Contracts;

(g)	the minute books and corporate records of the Seller and any Subsidiary; and

(h)	all of the Insurance Policies and rights thereunder.

2.3	Assumption of Assumed Liabilities

The only Liabilities of the Seller that will be assumed by the Buyer are: (i) those monetary defaults of the Seller under the Assumed Contracts that exist as of the effective date of their assignment to the Buyer as provided for in Section 4.3, (ii) the Buyer’s Employment Liabilities referred to in Section 4.1(d), and (iii) all Liabilities relating to the DIP Credit Facility the whole in accordance with the terms of the debtor-in-possession term sheet dated January 17, 2011; it being hereby agreed that from and after the Closing Date or the assignment referred to in Section 4.3, as the case may be, the Seller shall have no further Liabilities relating to any of the Assumed Liabilities.

2.4	Excluded Liabilities

Except for the Assumed Liabilities, the Buyer shall not assume by virtue of this Agreement, or the transactions contemplated hereby, and shall have no liability or responsibility for any Liabilities (collectively, the “Excluded Liabilities”).

2.5	Purchase Price

On the terms and subject to the conditions set forth in this Agreement, the purchase price payable to the Seller for the Purchased Assets is $10,000,000, plus (i) the aggregate amount of all Employment Liabilities referred to in Section 4.1(c), (ii) the aggregate amount of all Liabilities relating to the DIP Credit Facility, and (iii) the aggregate amount of all monetary defaults under the Assumed Contracts (the “Purchase Price”). The Buyer shall satisfy the Purchase Price as follows:

(a)	as to $9,000,000, the Buyer shall pay such amount to the Seller at the Time of Closing by wire transfer of immediately available funds, to such account as the Seller may notify the Buyer at least two Business Days prior to the Closing Date;

(b)	as to $1,000,000 (the “Escrow Amount”), the Buyer shall pay such amount to the Escrow Agent at the time of Closing by wire transfer of immediately available funds, to such account as the Escrow Agent may notify the Buyer at least two business days prior to the Closing Date; and

(c)	by the assumption by the Buyer of (i) all Employment Liabilities referred to in Section 4.1(c), (ii) all Liabilities relating to the DIP Credit Facility, and (iii) all monetary defaults under the Assumed Contracts.

2.6	Escrow Amount

The Escrow Amount shall be held in trust in an interest bearing account and dealt with by the Escrow Agent during the period from the Closing Date until July 26, 2011 (the “Escrow Period”), the whole in accordance with the provisions of the Escrow Agreement. The Escrow Amount shall be so placed in escrow for the purpose of guaranteeing the performance by the Seller of the indemnification obligations set forth in Section 5.1(a) hereof, subject to and in accordance with the Escrow Agreement. Upon the expiry of the Escrow Period, the Seller shall be entitled to receive the Escrow Amount together with all interest thereon, or any remaining balance thereof, in accordance with the terms of the Escrow Agreement.

2.7	Allocation of Purchase Price

The allocation of the Purchase Price among the Purchased Assets will be allocated in a manner to be determined between the Seller and the Buyer, each acting reasonably, within 90 days following the Closing Date (except in respect of that portion of the Purchase Price to be allocated to Purchased Assets that are subject to GST/HST payable pursuant to Section 4.2 (the “Tangible Assets”), which shall be determined and agreed upon between the Seller and the Buyer within 30 days following the Closing Date), and the Seller and the Buyer shall file their respective income Tax Returns in a manner consistent with such allocation. If such allocation is disputed by any taxation or other Governmental Authority, the Party receiving notice of such dispute will promptly notify the other Party and the Parties will use their commercially reasonable efforts to sustain the final allocation. The Parties will share information and cooperate to the extent reasonably necessary to permit the transactions contemplated by this Agreement to be properly, timely and consistently reported.

2.8	Non-Assignable Rights

Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to the Buyer, any Contract or Permit which, as a matter of Law or by its terms, is (i) not assignable, or (ii) not assignable without the approval or consent of the issuer thereof or the other party or parties thereto, without first obtaining such approval or consent or obtaining Court approval thereof.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.1	Seller’s Representations and Warranties

The Seller represents and warrants to the Buyer, at and as of the Closing Date, as follows, and acknowledges that the Buyer is relying on such representations and warranties in connection with the purchase by the Buyer of the Purchased Assets:

(a)	Organization. The Seller is a corporation organized, validly existing and in good standing under the CBCA.

(b)

Authorization. The Seller has the corporate power and authority to execute, deliver and perform this Agreement and each other agreement, document or instrument to be executed and delivered by the Seller in connection with the transactions contemplated by this Agreement (“Seller Ancillary Documents”). The execution, delivery and performance of this Agreement and the Seller Ancillary Documents have been duly and validly authorized by any necessary corporate action. This Agreement has been duly executed and delivered by the Seller and, subject to obtaining the Approval and Vesting Order, constitutes, and the Seller Ancillary Documents when executed and delivered by the Seller at the Closing will constitute, valid and binding agreements of the Seller, enforceable against the Seller in accordance with their respective terms.

(c)	No Other Agreements to Purchase. No Person, other than the Buyer, has any written or oral agreement or option or any right or privilege (whether by Law or Contract) capable of becoming an agreement or option for the purchase or acquisition from the Seller of any of the Purchased Assets, other than pursuant to purchase orders accepted by the Seller in the ordinary course of business.

(d)	Purchased Assets. The Purchased Assets collectively constitute, as of the date hereof, all or substantially all of the properties, rights, interests and other tangible and intangible assets of the Seller.

(e)	Subsidiaries. Wavesat USA is the only Subsidiary of the Seller. Wavesat USA does not own or hold any properties or assets or any interests therein of any nature whatsoever other than the lease entered into for the Sunnyvale location identified on Schedule 1.1(aaa).

(f)	Residence of the Seller. The Seller is not a non-resident of Canada for the purposes of the Tax Act and QTA.

(g)	Condition of Equipment. The Equipment and other personal property and tangible movable assets forming part of the Purchased Assets is sold in its current condition, “as is, where is” and with all faults, and the Seller grants no warranties whatsoever regarding the Equipment, all and any of which are hereby expressly disclaimed and excluded. The only warranties applicable to the Equipment will be those contained in the Equipment manufacturer’s and, as applicable, any other third party vendor’s standard terms and conditions, which warranties the Seller will make available to the Buyer to the extent permissible by the Equipment manufacturer, without any recourse by the Buyer against the Seller.

(h)	Leased Premises. Except for the Leases, none of the Seller or Wavesat USA is a party to any real property lease.

(i)	Intellectual Property.

(i)	Schedule 3.1(i)(i) identifies and describes the Products currently being designed, developed, manufactured, offered, marketed, distributed, provided, licensed, or sold by the Seller.

(ii)	Schedule 3.1(i)(ii) identifies: (a) each item of Registered IP in which the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (c) any other Person that, to the Knowledge of the Seller, has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Seller has provided to the Buyer copies of all applications, correspondence with any Governmental Authority, and other material documents related to each such item of Registered IP. All Registered IP that has issued in which the Seller has an ownership interest is valid, subsisting, and, to the Knowledge of the Seller, enforceable.

(iii)	Schedule 3.1(i)(iii) identifies: (a) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Seller (other than (i) agreements between the Seller and Employees in the Seller’s standard form thereof and (ii) non-exclusive licenses to third-party software that is not incorporated into any Products); and (b) whether the licenses or rights granted to the Seller in each such Contract are exclusive or non-exclusive.

(iv)	The Seller has provided to the Buyer a copy of each standard form of Seller IP Contract used by the Seller at the date hereof, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights, (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights, (c) services agreement and (d) confidentiality or nondisclosure agreement.

(v)	The Seller exclusively owns all right, title, and interest to and in the Seller IP (other than Intellectual Property Rights exclusively licensed to the Seller, as identified in Schedule 3.1(i)(iii)). Each current and former Employee, shareholder, director, officer or contractor of the Seller or the Subsidiary who is or was involved in the creation or development of any Products or Seller IP has signed an agreement containing an assignment of Intellectual Property Rights pertaining to such Products or Seller IP to the Seller and confidentiality provisions protecting the Seller IP.

(vi)

To the Knowledge of the Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Seller IP. To the Knowledge of the Seller, neither the Seller nor the Subsidiary has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition.

(vii)	The Seller has disclosed to Buyer each Contract that is binding on Seller or on any Seller IP that contains any covenant or other provision that in any way limits or restricts the ability of the Seller to use, exploit, assert, or enforce any Seller IP anywhere in the world.

(j)	Legal Proceedings. There is no claim pending or, to the Knowledge of the Seller, threatened, against the Seller preventing or that could be reasonable expected to prevent the completion of the transactions contemplated in this Agreement, by or before any Governmental Authority or by any other Person. To the Knowledge of the Seller, there is no outstanding judgment, decree, order, ruling, stipulation or injunction relating to or affecting the Purchased Business, the Purchased Assets or the transactions contemplated by this Agreement.

(k)	Environmental Condition. The Purchased Business is in material compliance with all Environmental Laws, and, to the Knowledge of the Seller, there are no facts which would give rise to non-compliance of the Purchased Business with the Environmental Laws. The Purchased Business has all Permits required by Environmental Laws to operate and is in material compliance with all such Permits.

(l)	Employees.

(i)	Part (i) of Schedule 3.1(l) lists the name, work location, title, status (active or non-active, and if not active, reason therefore and expected date of return), original hire date, total compensation (including a breakdown of salary, bonus and other incentive compensation) and employee class (contract, hourly or salaried) of each of the Employees.

(ii)	Except for those Employees listed in Part (ii) of Schedule 3.1(l) who are employed by Wavesat USA, all Employees are employed by the Seller.

(iii)	Except as set out in Part (iii) of Schedule 3.1(l), neither the Seller nor Wavesat USA has any written employment contract with any Employee.

(iv)	All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada Pension Plan premiums and wages have been accurately and properly reflected in the Books and Records of the Seller in accordance with, and to the extent required by, GAAP.

(v)	All amounts required by Law to be deducted and remitted in respect of the Employees have been so deducted and remitted.

(m)	Unions. The Seller is not bound by or a party to either directly or by operation of Law, any collective bargaining agreement with any trade union or association which might qualify as a trade union. No trade union, association, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, designation or successor rights or, to the Knowledge of the Seller, has applied to be certified or requested to be voluntarily recognized as the bargaining agent of any of the Employees or to have the Seller declared a related or successor employer pursuant to applicable labour or employment Laws.

(n)	Seller Plans.

(i)	Part (i) of Schedule 3.1(n) contains a true, complete and accurate list of all Seller Plans and true, complete and accurate copies of all such Seller Plans have been made available to the Buyer.

(ii)	None of the Seller Plans have been administered in a manner inconsistent with their express written terms, or applicable Laws in a manner that would materially increase the benefit or other entitlement of any Employee or other beneficiary thereunder, and there are no agreements, undertakings, policies or practices, oral or written, that would materially increase the entitlement of any Employee or other beneficiary under any of the Seller Plans.

(o)	GST/HST Registration. The Seller is duly registered under the ETA with registration number 13619 4537RC and under the QSTA with registration number 1015909711.

(p)	Broker Fees. Except for Pagemill Partners, the Seller has not engaged any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with the transactions contemplated by this Agreement.

(q)

Disclaimer of Representations and Warranties. Except as expressly set forth in this Section 3.1, the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of the Purchased Assets or the Purchased Business, or the right of the Seller to sell or assign the same, including any warranties as to title, Encumbrance, description, merchantability or fitness for a particular purpose, environmental compliance, condition, quantity or quality, or in respect of any other matter or thing whatsoever, and notwithstanding the delivery or disclosure to the Buyer or its directors, officers, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data not included in this Agreement). Without limiting the generality of the foregoing, any and all conditions, warranties or representations express or implied pursuant to the Civil Code of

Quebec or other applicable sale of goods legislation do not apply hereto and have been waived by the Buyer.

3.2	Survival of Seller’s Representations, Warranties and Covenants

(a)	Representations and Warranties. All representations and warranties of the Seller set forth in this Agreement shall survive the completion of the transactions contemplated by this Agreement, and not withstanding such completion, shall continue in full force and effect for the benefit of the Buyer for a period equal to the Escrow Period, and shall thereupon expire together with any right to indemnification for breach thereof unless a claim for indemnification has been made prior to the end of the Escrow Period.

(b)	Covenants. The covenants of the Seller set forth in this Agreement shall survive the completion of the transactions contemplated by this Agreement, and not withstanding such completion, shall continue in full force and effect for the benefit of the Buyer in accordance with their terms, and shall thereupon expire.

3.3	Buyer’s Representations and Warranties

The Buyer represents and warrants to the Seller as follows as of the date hereof and acknowledges that the Seller is relying on those representations and warranties in connection with the sale by the Seller of the Purchased Assets:

(a)	Organization. The Buyer is a corporation organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization.

(b)	Authorization. The Buyer has the corporate power and authority to execute, deliver and perform this Agreement and each other agreement, document or instrument to be executed and delivered by the Buyer in connection with the transactions contemplated by this Agreement (the “Buyer Ancillary Documents”). The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents have been duly and validly authorized by any necessary corporate action. This Agreement has been duly executed and delivered by the Buyer and constitutes, and the Buyer Ancillary Documents when executed and delivered by the Buyer at the Closing will constitute, valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their respective terms.

(c)	Broker Fees. The Buyer has not engaged any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with the transactions contemplated by this Agreement.

3.4	Survival of Buyer’s Representations, Warranties and Covenants

(a)	Representations and Warranties. All representations and warranties of the Buyer set forth in this Agreement shall survive the completion of the transactions contemplated by this Agreement, and not withstanding such completion, shall continue in full force and effect for the benefit of the Seller for a period equal to the Escrow Period, and shall thereupon expire together with any right to indemnification for breach thereof unless a claim for indemnification has been made prior to the end of the Escrow Period.

(b)	Covenants. The covenants of the Buyer set forth in this Agreement shall survive the completion of the transactions contemplated by this Agreement, and not withstanding such completion, shall continue in full force and effect for the benefit of the Seller in accordance with their terms, and shall thereupon expire.

ARTICLE 4 - COVENANTS

4.1	Employees

(a)	The Buyer shall make, or shall cause an Affiliate to make offers of employment to all of the Employees, with the exception of the Employees employed in Canada, effective as of the opening of business on the date following the Closing Date. With respect to the Employees employed in Canada, the Buyer shall make, or shall cause an Affiliate to make offers of employment effective as of the opening of business on the date following the end of the Transition Period, on terms and conditions that are, in the aggregate, substantially similar to the terms and conditions of employment that are in effect with the Seller at the close of business on the day immediately preceding the Closing Date. The Seller shall provide the Buyer with all employee data required by the Buyer to comply with its obligations under this Section 4.1.

(b)	With respect to all Employees who accept the Buyer’s or Affiliate’s offer of employment (the “Transferred Employees”), the Buyer shall, or shall cause such Affiliate, to take into account and recognize each Transferred Employee’s service with the Seller as if such service were with the Buyer (or the Affiliate, as the case may be), for all purposes relating to their employment with the Buyer (or the Affiliate, as the case may be).

(c)	Subject to the terms and conditions set forth in the Transition Services Agreement, where applicable, the Seller shall continue to be responsible for all employment obligations and liabilities, including obligations and liabilities for wages, severance pay, termination pay, notice of termination of employment or pay in lieu of such notice, damages for wrongful dismissal or other employee benefits or claims, including health, life, welfare, medical, dental, disability insurance and related benefits in respect of all Employees and, with respect to benefits, their respective spouses, beneficiaries and eligible dependents, as applicable (collectively, the “Employment Liabilities”), incurred or payable prior to the Closing Date, or accrued in respect of any period of employment prior to the Closing Date. For greater certainty, the Seller shall continue to be responsible for all Employment Liabilities, whensoever arising or accruing, in respect of all Employees other than Transferred Employees.

(d)	Subject to the terms and conditions set forth in the Transition Services Agreement, where applicable, the Buyer shall, or shall cause an Affiliate to, assume and discharge all Employment Liabilities in respect of all Transferred Employees incurred or payable as of and after the Closing Date, or accrued in respect of any period of employment as of and after the Closing Date and all vacation pay in respect of all Employees whether accrued before or after the Closing Date.

(e)	Subject to the terms and conditions set forth in the Transition Services Agreement, all items in respect of Transferred Employees that require adjustment, including premiums for employment insurance, Canada Pension Plan, employer health tax, applicable statutory hospitalization insurance, workers’ compensation assessments, accrued wages, salaries, shall be appropriately adjusted to the close of business on January 14, 2011.

4.2	Taxes

The Buyer shall be liable for and will pay, or will cause to be paid, all federal or provincial transfer, value added, ad-valorem, excise, sales, use, consumption, GST/HST, QST, retail sales, social services, or other similar taxes or duties (collectively, “Transfer Taxes”) payable under any applicable Law on or with respect to the conveyance, transfer, sale and purchase of the Purchased Assets and the Purchased Business under this Agreement. For greater certainty, Transfer Taxes expressly excludes any income or profit Taxes payable as a result of the disposition of the Purchased Business and the Purchased Assets. The Buyer shall hold the Seller, its directors, officers, employees and representatives harmless from and against all Losses incurred by the Seller in respect of Transfer Taxes contemplated in this Section 4.2. The Buyer will prepare and file any affidavits or returns required in connection with the foregoing at its own cost and expense. To the extent that any Transfer Taxes are required to be paid by or are imposed upon the Seller, the Buyer will remit the amount of such Transfer Taxes to the Seller on such date the Seller and the Buyer will have agreed on the amount to be allocated to Tangible Assets as contemplated in Section 2.7. For further certainty, all amounts payable by the Buyer to the Seller hereunder, including the Purchase Price, do not include Transfer Taxes.

4.3	Assumed Contracts

From and after the Closing Date, the Seller shall cooperate in good faith with the Buyer and shall use its commercially reasonable efforts in order to facilitate the identification and subsequent assignment of those Contracts to which the Seller is a party that the Buyer will determine, in its sole discretion, to be Contracts that it wishes to assume as a going concern, including, for greater certainty, any Contract pursuant to which the Seller acquired Intellectual Property or Intellectual Property Rights (collectively, the “Assumed Contracts”). The Buyer shall have up to and including February 14, 2011 (or, in the event that the Seller has obtained an extension of time for filing a proposal from the Court (such extended period being hereinafter referred to as the “Extension Date”), then, at the Buyer’s sole option, the Extension Date (but in any event no later than February 28, 2011)) to make its determination in respect of the Assumed Contracts. Forthwith upon making such determination, the Buyer shall deliver to the Seller a written notice setting out a list of the Assumed Contracts and, if the Buyer deems it necessary or desirable, containing a request for the Seller to make an application to the Court to obtain an order assigning the Seller’s rights and obligations under the Assumed Contracts to the Buyer. In connection with such application, the Buyer hereby agrees that it shall remedy all monetary defaults of the Seller under the Assumed Contracts and shall assume all costs and expenses relating to such application and related Court proceedings, including all reasonable legal costs and expenses and reasonable costs and expenses of the Trustee.

4.4	Further Assurances and Cooperation

Each Party will, from time to time after the date hereof, at any other Party’s reasonable request and without further consideration, (i) execute and deliver to the other Party such instruments of transfer, conveyance and assignment, in addition to those contemplated hereunder, as may be reasonably requested to transfer, convey and assign the Purchased Assets and the Assumed Liabilities to the Buyer and otherwise to effect the transactions contemplated by this Agreement, and (ii) provide such documents and information and otherwise cooperate with the other Party in preparing any necessary reports, returns, filings or other documents and otherwise complying with applicable Law and the requirements of Governmental Authorities.

4.5	Ashkom Transition Agreement

Following the Closing Date, the Parties will cooperate in good faith and shall use their commercially reasonable efforts in order to finalize and execute, or cause to be executed, as the case may be, as soon as reasonably possible, the transition agreement to be entered into between the Seller, Wavesat India Telecommunications Private Limited, Ashkom Media India Private Limited (“Ashkom”) and Cavium Networks (India) Private Limited (the “Ashkom Transition Agreement”).

4.6	Use of Name

Following the Closing Date, the Seller shall not have any right, title or interest in the name “Wavesat” (or any variation thereof) or any trademarks, trade names, logos or symbols related thereto. As soon as reasonably practical following the Closing Date (and in any event, on or before the end of the Transition Period), the Seller shall remove all trademarks, trade names, logos and symbols related to the name “Wavesat” from any properties and assets (including all signs) that are visible to, or obtainable by, members of the public.

4.7	Access to Books and Records

From and after the Closing Date, the Seller shall have the right to inspect and make copies of the Books and Records then possessed by the Buyer, as such Books and Records existed on or prior to the Closing Date, to the extent it requires such information (i) for Tax reporting, (ii) to provide information required by Law, (iii) in connection with any action, claim, suit, demand, litigation or arbitration proceeding, investigation, enquiry or any other proceedings (collectively the “Proceedings”) against it or to which it is a party or for which it has a legitimate interest or (iv) for any other legitimate purpose. The foregoing right of inspection shall only be exercisable until the sixth anniversary of the Closing Date (or such longer period as the Seller may reasonably request in the case of ongoing litigation or investigation) upon prior reasonable notice to the Buyer and in such a manner as to not interfere unreasonably with the normal operations and business of the Buyer. To the extent that the information contained in such Books and Records constitutes confidential information of the Buyer, the Seller and its representatives will use their due care to not disclose such information except to the extent such information (a) is required to be disclosed pursuant to an order or request of a judicial authority or Governmental Authority having competent jurisdiction or (b) which can be shown to have been generally available to the public otherwise than as a result of a breach of this Section 4.7. Such Books and Records may nevertheless be destroyed by the Buyer if the Buyer sends to the Seller written notice of its intent to destroy some or all of such Books and Records, specifying with particularity the contents of the Books and Records to be destroyed. Such Books and Records may then be destroyed after the 30th calendar day after such notice is given unless the Seller objects to the destruction, in which case the Buyer shall either agree to retain such Books and Records or deliver such Books and Records to the Seller.

4.8	Access to Transferred Employees

From and after the Closing Date, the Buyer shall, for a period of six months following the Closing Date, use its commercially reasonable efforts to make the Transferred Employees available to the Seller during normal business hours for the purposes of providing the Seller with information and assistance (including acting as a witness) that the Seller may reasonably require in connection with any Proceedings, the collection of any Accounts Receivable or the winding-up of the Seller’s affairs. The Seller shall exercise this right so as to minimize any disruption to the operations of the Purchased Business.

4.9	Collection and Remittance of Accounts Receivable

(a)	The Buyer shall use its commercially reasonable efforts to assist the Seller in collecting all Accounts Receivable invoiced by the Purchased Business on or prior to December 20, 2010 and, to the extent any such Accounts Receivable are remitted to the Buyer, the Buyer shall hold such Accounts Receivable in trust for the benefit of the Seller and shall remit the proceeds thereof to the Seller as and when collected without any deduction or withholding by the Buyer whatsoever.

(b)	To the extent any Accounts Receivable invoiced by the Purchased Business after December 20, 2010 are remitted to the Seller, the Seller shall hold such Accounts Receivable in trust for the benefit of the Buyer and shall remit the proceeds thereof to the Buyer as and when collected without any deduction or withholding by the Seller whatsoever.

4.10	Preparation of Audited Financial Statements

The Seller hereby acknowledges that the Buyer requires the preparation of the Seller’s audited financial statements for the period ending December 31, 2010 (the “2010 Financial Statements”) by no later than February 28, 2011. In furtherance thereof, the Buyer hereby agrees to (i) do all things necessary or desirable to assist the Seller in preparing, or causing the preparation of, the 2010 Financial Statements and (ii) bear all costs and expenses related to the preparation of the 2010 Financial Statements. In consideration of the undertaking from the Buyer in the immediately preceding sentence, the Seller hereby agrees to (i) do all things necessary or desirable to prepare, or cause to be prepared, the 2010 Financial Statements by no later than February 28, 2011 and (ii) submit, or cause to be submitted, by no later than February 28, 2011, the 2010 Financial Statements for approval in accordance with applicable corporate Laws.

ARTICLE 5 - INDEMNIFICATION

5.1	Indemnification Obligation

(a)	Subject to Sections 5.2, 5.3 and 5.4, the Seller will indemnify the Buyer and its Affiliates and their respective officers, directors, employees, stockholders, agents and representatives (the “Buyer Indemnified Parties”) against, and hold them harmless from, any loss, liability, obligation, claim, damage, penalty, fine, judgment, cost or expense (including amounts paid in settlement, costs of investigation, and reasonable attorneys’ and accountants’ fees and expenses) (collectively, “Losses”) incurred or suffered by any Buyer Indemnified Party based on, arising from or relating to (i) any violation, contravention or breach of any covenant, agreement or obligation of the Seller contained in this Agreement, (ii) any inaccuracy or misrepresentation in any representation or warranty of the Seller contained in this Agreement, the Schedules attached hereto or in any certificate or other document delivered or given by the Seller to the Buyer pursuant to this Agreement, (iii) any Excluded Liabilities or (iv) any payment or series of payments required to be made by the Buyer or any Affiliate thereof in respect of or pursuant to the Ashkom Transition Agreement in excess of $15,000.

(b)	Subject to Sections 5.2, 5.3 and 5.4, the Buyer will indemnify the Seller and its Affiliates and their respective officers, directors, employees, stockholders, agents and representatives (the “Seller Indemnified Parties”) against, and hold them harmless from, any Losses incurred or suffered by any Seller Indemnified Party based on, arising from or relating to (i) any violation, contravention or breach of any covenant, agreement or obligation of the Buyer contained in this Agreement, (ii) any inaccuracy or misrepresentation in any representation or warranty of the Buyer contained in this Agreement, the Schedules attached hereto or in any certificate or other document delivered or given by the Buyer to the Seller pursuant to this Agreement, (iii) any Assumed Liabilities, or (iv) any Transfer Taxes.

5.2	Limitations on Damages

Notwithstanding anything hereunder to the contrary:

(a)	no indemnification will be provided under this Article 5 in respect of any consequential, punitive, special, exemplary or similar damages or lost profits suffered by a Seller Indemnified Party or a Buyer Indemnified Party (an “Indemnified Party”), but nothing in this Section 5.2 is intended to or will limit the rights of an Indemnified Party with respect to any damages (whether consequential, punitive, special, exemplary or otherwise) asserted against the Indemnified Party in a Third Party Claim;

(b)	the indemnification obligations of each of the Parties pursuant to Section 5.1 relating to representations and warranties are subject to the limitations contained in Sections 3.2 and 3.4, respectively, respecting the survival of the representations and warranties of the Parties;

(c)	No claim shall be made pursuant to Section 5.1 in respect of a breach by the Seller of any of the representations and warranties set out in Section 3.1(i) until the aggregate Losses suffered or incurred by the Buyer in respect of claims arising from the inaccuracy or misrepresentation of the representations and warranties set out in Section 3.1(i) exceed $100,000, in which case the Seller shall be responsible for the entire amount of Losses, including the first $100,000. For greater certainty, no such limitation shall apply to (i) any violation, contravention or breach of any covenant, agreement or obligation of the Seller contained in this Agreement, (ii) any inaccuracy or misrepresentation in any representation or warranty of the Seller contained in this Agreement other than those representations and warranties set out in Section 3.1(i), the Schedules attached hereto or in any certificate or other document delivered or given by the Seller to the Buyer pursuant to this Agreement, or (iii) any Excluded Liabilities;

(d)	the liability of the Seller for indemnification pursuant to Section 5.1(a) shall not exceed an amount, in the aggregate, equal to the Escrow Amount. Notwithstanding the foregoing, the limitations contained in this Section 5.2(d) do not apply (i) to Excluded Liabilities or (ii) where there has been fraud or intentional misrepresentation by the Seller;

(e)	the liability of the Buyer for indemnification pursuant to Section 5.1(b) shall not exceed an amount, in the aggregate, equal to the Escrow Amount. Notwithstanding the foregoing, the limitations contained in this Section 5.2(e) do not apply (i) to Assumed Liabilities, (ii) to Transfer Taxes, or (iii) where there has been fraud or intentional misrepresentation by the Buyer; and

(f)	no Party shall have any liability under this Agreement to any Indemnified Party to the extent that the Losses arise from any negligence, wilful misconduct or intentional or gross fault of the Indemnified Party.

5.3	Third Party Claims Procedures

(a)

For any claim covered by this Article 5 that is asserted by a person not a party to this Agreement (a “Third Party Claim”) against an Indemnified Party during the Escrow Period, the Indemnified Party must notify the Party required to provide indemnification under this Agreement (the “Indemnifying Party”) with reasonable promptness, providing reasonable detail of the Third Party Claim and including any documents or information received with respect to the Third Party Claim. Failure to give notice will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party under this Agreement, except to the extent that the Indemnifying Party has been actually prejudiced by the failure. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt, copies of all notices and documents received by the Indemnified Party in connection with the Third Party Claim. Both parties will cooperate in the defence or prosecution of any Third Party Claim, including the retention and provision of records and information relevant to the Third Party Claim (subject to reasonable restrictions regarding confidential information) and making employees available to provide additional information and explanation as needed.

(b)	The Indemnifying Party may participate in the defence or prosecution of and, if the Indemnifying Party so chooses, assume the defence or prosecution of the Third Party Claim at its sole expense with counsel reasonably satisfactory to the Indemnified Party, but the Indemnifying Party will not be entitled to assume or continue control of the defence of a Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation involving the Indemnified Party, (ii) the Third Party Claim seeks an injunction or equitable relief against any Buyer Indemnified Party or its affiliates that would reasonably be expected to adversely affect the Purchased Assets, (iii) the Indemnifying Party is not defending the Third Party Claim diligently and in good faith, or (iv) the Third Party Claim relates to or arises in connection with Intellectual Property or Intellectual Property Rights. If the Indemnifying Party assumes the defence of a Third Party Claim, (x) the Indemnifying Party will be deemed to have acknowledged that the Indemnified Party is entitled to indemnification under this Article 5 with respect to that Third Party Claim, and (y) the Indemnified Party may participate in (but not control) the defence and employ at its expense counsel separate from the counsel employed by the Indemnifying Party. The Indemnifying Party will be liable for reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defence of a Third Party Claim.

(c)	If it has assumed the defence of a Third Party Claim, the Indemnifying Party may not without the Indemnified Party’s prior consent (i) consent to or enter into any compromise or settlement of the Third Party Claim, if the settlement or compromise (A) would commit the Indemnified Party to take or to forbear from taking any action, (B) does not provide for a full, unconditional and complete written release of the Indemnified Party by the third party that is reasonably satisfactory to the Indemnified Party, or (C) includes any admission of liability on the part of the Indemnified Party, or (ii) consent to the entry of any judgment that does not provide solely for the payment of monetary damages arising from the Third Party Claim without any admission of liability on the part of the Indemnified Party. So long as the Indemnifying Party is diligently and in good faith defending a Third Party Claim that it is entitled to assume or continue to control pursuant to this Section 5.3, the Indemnified Party may not compromise or settle that claim without the Indemnifying Party’s prior consent.

(d)	If the Indemnifying Party has not assumed, or is not entitled to assume, the defence of a Third Party Claim, the Indemnified Party may defend that Third

Party Claim as it deems appropriate, including settling the Third Party Claim on such terms as the Indemnified Party may reasonably deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with this Article 5.

5.4	Other Claims Procedures

The Indemnified Party will give notice of a claim for indemnification that is not a Third Party Claim with reasonable promptness to the Indemnifying Party. Failure to give notice will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party under this Agreement, except to the extent that the Indemnifying Party has been actually prejudiced by the failure. If the Indemnifying Party has timely disputed its liability with respect to a claim for indemnification, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of the dispute and, if not resolved through negotiations, either Party may commence litigation to resolve the dispute.

5.5	Agent

The Buyer accepts each indemnity under Section 5.1 in favour of each Buyer Indemnified Party as agent and trustee for that Buyer Indemnified Party. The Seller accepts each indemnity under Section 5.1 in favour of each Seller Indemnified Party as agent and trustee for that Seller Indemnified Party.

5.6	Adjustment to Purchase Price

All amounts payable by the Seller to a Buyer Indemnified Party pursuant to this Article 5 will be treated as a decrease of the Purchase Price, unless otherwise required by Law. All amounts payable by the Buyer to a Seller Indemnified Party pursuant to this Article 5 will be treated as an increase to the Purchase Price, unless otherwise required by Law. The Buyer and the Seller will agree to a reasonable readjustment of the allocation of the Purchase Price that has been subject to an adjustment pursuant to this Section 5.6, and each of the Seller and the Buyer will make the appropriate amendments to its Tax Return to reflect such adjustment.

5.7	Seller Bankruptcy

The Buyer hereby expressly acknowledges that the Buyer will incur no Loss and have no claim on the Escrow Amount solely as a result of the bankruptcy of the Seller.

5.8	Sole Remedy

Following the Closing, recourse to the Escrow Amount shall be the sole remedy available to the Buyer with respect to any and all Losses arising from the matters referred to in this Agreement, or otherwise under or in connection with the Purchased Assets, the Purchased Business or this Agreement.

ARTICLE 6 - CLOSING

6.1	Closing

Subject to the terms and conditions of this Agreement, the completion of the sale and purchase of the Purchased Business and the Purchased Assets described in Article 2 will take place on the Closing Date at the Time of Closing (the “Closing”). The Closing will take place at the offices of the Buyer’s Lawyers.

ARTICLE 7 - CONDITIONS PRECEDENT

7.1 Joint Conditions

The obligations of the Buyer and of the Seller to complete the purchase and sale of the Purchased Assets pursuant to this Agreement are subject to the satisfaction of, or compliance with, at or prior to the Closing Date, of the following condition:

(a)	The Parties shall have obtained an order from the Court in form satisfactory to the Parties, each acting reasonably to, inter alia,:

(i)	authorize and approve this Agreement and the execution and delivery thereof by the Seller, and the performance of the transactions contemplated by this Agreement, and

(ii)	provide for the vesting of title to the Purchased Assets in the Buyer in accordance with the terms and conditions of this Agreement, free and clear of all claims against the Purchased Assets of every nature or kind whatsoever and howsoever arising, including all Encumbrances, save and except for Assumed Liabilities, upon the filing of a certificate of the Trustee with the Court indicating that all matters to be completed prior to the consummation of the transactions contemplated by this Agreement have been satisfied or waived (where permissible),

(the “Approval and Vesting Order”) and, at the Closing Date, such Approval and Vesting Order shall not have been stayed, suspended, set aside, varied or appealed and no motion to stay, suspend the operation of, set aside or vary such order shall have been served.

ARTICLE 8 - MISCELLANEOUS

8.1	Waiver

The failure of any of the Parties to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or thereof or the right of either Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other subsequent breach or non-compliance. No waiver of any provision of this Agreement shall be effective unless made in writing by the Party against which the waiver is to be effective.

8.2	Amendment

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all the Parties.

8.3	Notices

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by overnight or express courier service and shall be deemed given when so delivered by hand or facsimile, or if sent by overnight or express courier service, one Business Day after being sent, as follows:

(a)	if to the Buyer, to:

Cavium Networks, Inc.
805 East Middlefield Road
Mountain View, CA, 94043, U.S.A

	Fax:	(650) 625-9751
	Attn:	President

with a copy to (which shall not constitute notice hereunder):

McCarthy Tétrault LLP
1000 De La Gauchetière Street West, Suite 2500
Montréal, Québec, H3B 0A2, Canada

	Fax:	(514) 875-6246
	Attn:	Alain Tardif and George Maziotis

Cooley LLP
3175 Hanover Street
Palo Alto, CA, 94304-1130, U.S.A.

	Fax:	(650) 849-7400
	Attn:	Vince Pangrazio

(b)	if to the Seller, to:

Wavesat Inc.
1375 Trans-Canada Highway, Suite 300
Montreal (Dorval), Quebec H9P 2W8

Fax:	(514) 684-0288
Attn:	President

with a copy to (which shall not constitute notice hereunder):

Osler, Hoskin & Harcourt LLP
1000 De La Gauchetière Street West, Suite 2100
Montréal, Québec H3B 4W5

Fax:	(514) 904-8101
Attn:	Shahir Guindi, Sandra Abitan and Martin Desrosiers

8.4	Further Assurances

Each of the Seller and the Buyer will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other Party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

8.5	Time of the Essence

Time is of the essence of this Agreement.

8.6	Fees and Commissions

Each of the Seller and the Buyer will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred and will indemnify and save harmless the other from and against any Loss resulting from any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions under this Agreement.

8.7	Public Announcements

Except as required by Law, no public announcement or press release concerning the sale and purchase of the Purchased Assets may be made by the Seller or the Buyer without the prior consent and joint approval of the Seller and the Buyer.

8.8	Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the Parties.

8.9	Entire Agreement

This Agreement, together with all schedules hereto and all agreements, instruments, documents and certificates delivered pursuant to this Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

8.10	Governing Law

This Agreement is governed by and will be construed in accordance with the Laws of the Province of Québec and the Laws of Canada applicable therein.

8.11	Attornment and Exclusive Jurisdiction

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Québec and the courts of the Province of Québec will have exclusive jurisdiction to entertain any action arising under this Agreement. The Seller and the Buyer each attorns to the exclusive jurisdiction of the courts of the Province of Québec.

8.12	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement on the date and at the place first above written.

CAVIUM NETWORKS, INC.

Per:	/s/ Arthur Chadwick
Name:	Arthur Chadwick
Title:	CFO

WAVESAT INC.

Per:
Name:
Title:

IN WITNESS WHEREOF the Parties have executed this Agreement on the date and at the place first above written.

CAVIUM NETWORKS, INC.

Per:
Name:
Title:

WAVESAT INC.

Per:	/s/ Mark Netto
Name:	Mark Netto
Title:	VP Finance

List of Omitted Schedules and Appendices

to that certain

Asset Purchase Agreement, dated as of January 25, 2011,

by and between

Cavium Networks, Inc.,

and

Wavesat, Inc.

Pursuant to Item 601(b)(2) of Regulation S-K, Cavium Networks, Inc. hereby agrees to furnish supplementally a copy of any omitted schedule or appendix identified below to the Securities and Exchange Commission upon request.

OMITTED SCHEDULES

Schedule A	Form of Notice of Claim

Schedule B	Schedule of Fees

Schedule 1.1(aaa)	Leases

Schedule 1.1(kkkk)	Transition Services Agreement

Schedule 3.1(i)	Intellectual Propert

Schedule 3.1(l)	Employees

Schedule 3.1(n)	Seller Plans

OMITTED APPENDIX

Appendix 1	Account Particulars

SCHEDULE 1.1(ff)

ESCROW AGREEMENT

ESCROW AGREEMENT

BETWEEN

CAVIUM NETWORKS, INC.

AND

WAVESAT INC.

AND

ERNST & YOUNG, INC.

MADE AS OF

January 25, 2011

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND PRINCIPLES OF INTERPRETATION		1

1.1	Definitions	1
1.2	Headings and References	2
1.3	Extended Meanings	2
1.4	Currency	2
1.5	Time of Day	2
1.6	Conflict	3
1.7	Severability	3
1.8	Schedules	3

ARTICLE 2 APPOINTMENT		3

ARTICLE 3 DEPOSIT OF ESCROW AMOUNT		3

ARTICLE 4 ESCROW AMOUNT		4

4.1	Escrow	4
4.2	Investment of Escrow Amount	4

ARTICLE 5 DISTRIBUTIONS FROM ESCROW AMOUNT		4

5.1	Distributions	4
5.2	Release of Escrow Amount	5
5.3	Manner of Payment	5
5.4	Fees and Expenses of the Escrow Agent	6

ARTICLE 6 ESCROW AGENT		6

6.1	General	6
6.2	Duties and Liabilities of the Escrow Agent	6
6.3	Disputes	7
6.4	Resignation of the Escrow Agent	7
6.5	Removal of the Escrow Agent	7
6.6	Appointment of Successor Escrow Agent	8
6.7	Failure to Appoint Replacement Escrow Agent	8
6.8	Successor Escrow Agent	8
6.9	No Agency	8
6.10	Indemnity	8
6.11	Discharge from Duties	9
6.12	Fees and Expenses of the Escrow Agent	9
6.13	Waiver of Claims	9
6.14	Consolidation of the Escrow Agent	10

ARTICLE 7 MISCELLANEOUS		10

7.1	Further Assurances	10
7.2	Notices	10
7.3	Waiver	11
7.4	Amendment	12
7.5	Benefit of the Agreement	12
7.6	Governing Law	12
7.7	Attornment	12
7.8	Counterparts	12

ESCROW AGREEMENT

THIS ESCROW AGREEMENT is made as of January             , 2011

BETWEEN:

CAVIUM NETWORKS, INC., a corporation incorporated under the laws of Delaware (the “Buyer”),

AND:

WAVESAT INC., a corporation incorporated under the laws of Canada (the “Seller”),

AND:

ERNST & YOUNG, INC., a corporation incorporated under the laws of the Province of Ontario and continued pursuant to the laws of Canada (the “Escrow Agent”).

WHEREAS the Buyer and the Seller have entered into an asset purchase agreement dated as of the date hereof (the “Asset Purchase Agreement”) pursuant to which the Buyer has acquired substantially all of the assets of the Seller;

AND WHEREAS, as contemplated under the Asset Purchase Agreement, the Buyer and the Seller are entering into this escrow agreement in respect of that portion of the Purchase Price placed in escrow for the purpose of guaranteeing the performance by the Seller of the indemnification obligations set out in Section 5.1(a) of the Asset Purchase Agreement;

AND WHEREAS the Escrow Agent is willing to receive, hold and dispose of the Escrow Amount (as defined below) in accordance with the terms of and subject to the conditions set out in this agreement;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties (as defined below) agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

All capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement. In this Agreement:

“Agreement” means this Escrow Agreement, the attached schedules and any agreement or schedule supplementing or amending this Agreement;

“Asset Purchase Agreement” has the meaning set out in the preamble;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the Province of Québec;

“Buyer” has the meaning ascribed thereto on the first page of this Agreement;

“Dispute Notice” has the meaning ascribed thereto in Section 5.1;

“Escrow Agent” has the meaning ascribed thereto on the first page of this Agreement;

“Escrow Amount” means that portion of the Purchase Price to be distributed to the Escrow Agent pursuant to Section 2.5(b) of the Asset Purchase Agreement in the amount of $1,000,000, together with any interest that may accrue thereon in accordance with the terms of this Agreement;

“Escrow Period” means the period from January 25, 2011 until July 26, 2011;

“Losses” has the meaning ascribed thereto in Section 6.10;

“Notice of Claim” has the meaning ascribed thereto in Section 5.1;

“Parties” means, collectively, the Buyer, the Seller and the Escrow Agent, and “Party” means any one of them.

“Seller” has the meaning ascribed thereto on the first page of this Agreement;

1.2	Headings and References

The division of this Agreement into sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “hereunder” and similar expressions refer to this Agreement and not to any particular section, subsections or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to sections are to sections, subsections and further subdivisions of sections of this Agreement.

1.3	Extended Meanings

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders. The term “including” means “including without limitation”.

1.4	Currency

All references to currency or dollar amounts in this Agreement are to lawful currency of the United States.

1.5	Time of Day

All references in this Agreement to times of day or date are to local time in Montréal, Québec.

1.6	Conflict

If there is a conflict between any provision of this Agreement and any provision of any other document contemplated by or delivered under or in connection with this Agreement, the relevant provision of this Agreement is to prevail.

1.7	Severability

Any provision of this Agreement which is invalid or unenforceable shall not affect any other provision and shall be deemed severable.

1.8	Schedules

The following schedules are attached to and forms part of this Agreement:

Schedule	Description

Schedule A	Form of Notice of Claim

Schedule B	Schedule of Fees

ARTICLE 2

APPOINTMENT

2.1	General

The Buyer and the Seller hereby appoint the Escrow Agent to act, and the Escrow Agent hereby agrees to act, as the Escrow Agent in accordance with the terms and conditions of this Agreement.

2.2	No Conflict

The Buyer and the Seller acknowledge and agree that Ernst & Young Inc. may also act in different capacities with respect to the Seller, including, as the case may be, as trustee to the Notice of Intention to Make a Proposal, as trustee to the Proposal or as trustee in bankruptcy.

ARTICLE 3

DEPOSIT OF ESCROW AMOUNT

Concurrently with the completion of the transactions contemplated under the Asset Purchase Agreement, the Buyer shall deposit or cause to be deposited the Escrow Amount with the Escrow Agent. The Escrow Agent hereby accepts delivery of the Escrow Amount and hereby agrees to hold the Escrow Amount in accordance with and subject to the terms of this Agreement.

ARTICLE 4

ESCROW AMOUNT

4.1	Escrow

The Escrow Amount (i) shall be held in trust by the Escrow Agent in accordance with the terms, and subject to the conditions, of this Agreement and (ii) shall not be subject to any priority, hypothec, charge, lien, attachment, trustee process or any other judicial process of any creditor of any of the Buyer or the Seller. The Escrow Agent shall not have any interest in the Escrow Amount but is serving as escrow holder only and has only possession or control thereof.

4.2	Investment of Escrow Amount

The Escrow Agent shall, as soon as possible upon receipt of the Escrow Amount, invest the Escrow Amount in (i) term deposits or guaranteed investment certificates with a Schedule I Canadian Chartered Bank or (ii) such other investment as the Seller and the Buyer shall jointly instruct from time to time in writing on reasonable notice to the Escrow Agent, in each case denominated in US dollars.

The Escrow Agent (i) makes no representation as to the nature or quality of the investment, including as to return of capital, income, profit, yield or return available or to be earned upon the Escrow Amount and (ii) shall bear no liability for any failure to achieve the maximum possible or desired yield or return from the Escrow Amount or for diminution of value of the amounts invested by it in accordance with the terms hereof.

The ultimate beneficiary or beneficiaries of the Escrow Amount shall be responsible for and shall pay any and all tax liabilities with respect to income generated by the Escrow Amount. All interest and other income earned on the Escrow Amount shall be considered currently reportable income of such beneficiary or beneficiaries for income tax purposes. The Escrow Agent shall annually file information returns with the Canada Revenue Agency and payee statements with the Buyer and the Seller documenting such interest payments, provided that the Buyer and the Seller shall have promptly following the date hereof provided the Escrow Agent with the forms necessary to complete such information returns and payee statements.

All interest accruing from the date of this Agreement on the Escrow Amount or any part thereof held by the Escrow Agent shall accrue to the benefit of the party to which the portion of the Escrow Amount to which the interest relates is paid.

ARTICLE 5

DISTRIBUTIONS FROM ESCROW AMOUNT

5.1	Distributions

The Buyer may, from time to time and at any time on or prior to the end of the Escrow Period, submit a claim to the Escrow Agent for reimbursement out of the Escrow Amount with respect to all Losses which the Buyer Indemnified Parties may suffer or incur. If the Buyer wishes to submit a claim against the Escrow Amount it shall give a notice in the form set out in Schedule A to this Agreement (a “Notice of Claim”) to the Seller, with a copy to the Escrow Agent, setting out the type, amount and details of the claim with appropriate supporting documentation. Each Notice of Claim shall indicate the amount and nature and provide all details of the claim.

The Seller, or its trustee in bankruptcy, as the case may be, shall have the right to dispute any claim by giving the Seller and the Escrow Agent a notice (a “Dispute Notice”) setting out the basis on which it disputes the claim with appropriate supporting documentation, within 20 days after delivery of the Notice of Claim. The Buyer and the Seller, or its trustee in bankruptcy, as the case may be, will negotiate in good faith for a period of 20 days after delivery of such Dispute Notice to resolve the dispute.

If the Escrow Agent does not receive a Dispute Notice within 20 days after delivery to the Escrow Agent of a Notice of Claim, the Escrow Agent will release to the Buyer an amount equal to the amount set out in the Notice of Claim in accordance with payment instructions set forth in such Notice of Claim.

If a Dispute Notice is delivered pursuant to this Section and the dispute relates to the full amount set out in the Notice of Claim, the Escrow Agent will make payments from the Escrow Amount to the Buyer only in accordance with prior authorization in the form of (i) disbursement instructions signed by both the Buyer and the Seller or (ii) a final and unappealable judgment of a court of competent jurisdiction. The Escrow Agent will make any payment so authorized within two Business Days after receipt of such authorization. If a Dispute Notice is delivered pursuant to this Section 5.1 and the dispute relates to only a portion of the amount set out in the Notice of Claim, the Escrow Agent will release to the Buyer the portion of the amount claimed that is not disputed. The Escrow Agent will disburse the disputed portion of the amount set out in the Notice of Claim to the Buyer only in accordance with prior authorization in the form of (a) disbursement instructions signed by both the Buyer and the Seller or (b) a final and unappealable judgment of a court of competent jurisdiction. The Escrow Agent will make any payment so authorized within two Business Days after receipt of such authorization.

5.2	Release of Escrow Amount

On the first Business Day immediately following the end of the Escrow Period, the Escrow Agent will pay to the Seller or, in the event of bankruptcy, to the Seller’s secured creditor(s) with the prior written consent from the Seller’s trustee in bankruptcy, the then current balance of the Escrow Amount unless a Dispute Notice in respect of a Notice of Claim has been sent to the Escrow Agent and has not been finally resolved in accordance with Section 5.1, in which case an amount equal to the aggregate disputed amounts as shown in such unresolved Dispute Notice or Disputed Notices will be retained by the Escrow Agent and the balance paid to the Seller. Any amount so retained by the Escrow Agent will only be paid out in accordance with prior authorization in the form of (a) disbursement instructions signed by both the Buyer and the Seller or (b) a final and unappealable judgment of a court of competent jurisdiction.

5.3	Manner of Payment

All payments to be made by the Escrow Agent hereunder will be made by certified cheque, bank draft or wire transfer to an account theretofore specified by the proposed recipient.

5.4	Fees and Expenses of the Escrow Agent

The Escrow Agent shall withhold from any payment to be made hereunder from the Escrow Amount the outstanding fees or expenses of the Escrow Agent to be paid pursuant to Section 6.12.

ARTICLE 6

ESCROW AGENT

6.1	General

The Escrow Agent agrees to hold and deal with the Escrow Amount in accordance with the provisions of this Agreement.

6.2	Duties and Liabilities of the Escrow Agent

(a)	Liability – The Escrow Agent shall not be liable or answerable for anything whatsoever in connection with this Agreement or any instrument or agreement required hereunder, including enforcement of this Agreement or any such instrument or agreement, except for its own willful misconduct or gross negligence or intentional breach of any provision of this Agreement, and the Escrow Agent shall not have any duty or obligation other than those expressly provided herein. Notwithstanding anything contained herein or elsewhere to the contrary, the Escrow Agent shall not have any liability to the Buyer or the Seller in respect of the deposit or investment of the Escrow Amount in accordance with this Agreement, including the nature of the deposit or investment, the income or interest received in connection therewith and the term to maturity thereof, provided that the Escrow Agent has complied with the provisions of Article 5 and this Section 6.2.

(b)	Other Agreements and Recitals – The Escrow Agent shall only be bound to act as set forth in this Agreement and the Escrow Agent shall not be bound in any way by any agreement or contract between the Seller and the Buyer (whether or not the Escrow Agent has any knowledge thereof), including the Asset Purchase Agreement. The Escrow Agent shall not be liable by reason of any statements of facts or recitals in this Agreement and all such statements and recitals are and shall be deemed to be made by the other parties to this Agreement.

(c)

Directions and Court Orders – The Escrow Agent shall comply with such notices, directions and instructions as are provided for in this Agreement and any order, judgment or decree of any court of competent jurisdiction which, by lapse of time or otherwise, shall no longer be or shall not be subject to appeal or review. If any part or all of the Escrow Amount held in escrow by the Escrow Agent is at any time attached or seized under any court order or in case any judicial order, judgment or decree which, by lapse of time or otherwise, shall no longer be or shall not be subject to appeal or review shall be made affecting this Agreement or any part hereof then, in any such event, the Escrow Agent is authorized to rely upon and comply with such order, judgment or decree, and in the case of such compliance, the Escrow Agent shall not be liable by reason thereof to the Buyer or the Seller or to any other person even if thereafter any such order, judgment or decree is modified, annulled, set aside or vacated. The Escrow Agent is not bound to enquire into the authority of any person signing any certificates, instructions, directions or orders hereunder.

(d)	Reliance on Experts – The Escrow Agent may employ such counsel of its choosing as it may reasonably deem necessary for the proper discharge of its duties hereunder. The Escrow Agent may, in relation to its obligations hereunder, act on the opinion, advice or information obtained from such counsel, but shall not be bound to act upon such opinion, advice or information and shall not be held responsible for any loss occasioned for so acting or not so acting, as the case may be, except if such loss results from the willful misconduct or negligence of the Escrow Agent or breach of the provisions of this Agreement. The Escrow Agent may employ such assistance as may be reasonably necessary to properly discharge its duties.

(e)	Other Reliance – The Escrow Agent shall be entitled to rely upon any instrument or agreement required hereunder and upon statements and communications received jointly from the Buyer and the Seller (or from any other person) believed by it to be authentic, and shall not be liable for any action taken or omitted in good faith on such reliance. Without limiting the foregoing, the Escrow Agent shall be entitled to assume, without further investigation, the due authorization of any person or persons signing any documents on behalf of a party, the genuineness of all signatures, the legal capacity at all relevant times of any natural persons signing any documents, the authenticity of all documents submitted to the Escrow Agent as originals, and the conformity to authentic originals of all documents submitted to the Escrow Agent as certified or true copies or as reproductions (including documents received by facsimile machine).

6.3	Disputes

Should any controversy arise with respect to the Escrow Agent’s duties hereunder or under any other matter related to this Agreement, the Escrow Agent may, at the expense of the Buyer and the Seller (in equal proportions), apply to a judge of the Commercial Division of the Quebec Superior Court to determine the rights of the Parties. Except as contemplated under Section 5.1, the Escrow Agent shall be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the Buyer or the Seller as to any facts or as to the happening of any contemplated event precedent to such action.

6.4	Resignation of the Escrow Agent

The Escrow Agent may resign at any time by giving 15 days notice in writing to the Buyer and the Seller.

6.5	Removal of the Escrow Agent

The Buyer and the Seller, acting jointly, may at any time remove the Escrow Agent from its role as the Escrow Agent hereunder on seven days written notice to the Escrow Agent. After the resignation or the removal of the Escrow Agent, the provisions of this Agreement shall inure to its benefit as to any action taken or omitted to be taken by it while it was the Escrow Agent under this Agreement.

6.6	Appointment of Successor Escrow Agent

If the Escrow Agent gives notice of resignation under Section 6.4 or is removed under Section 6.5, the Seller and the Buyer acting jointly, shall appoint a successor escrow agent.

6.7	Failure to Appoint Replacement Escrow Agent

Upon the effective date of resignation or removal of the Escrow Agent pursuant to Section 6.4 or 6.5, as the case may be, if a successor escrow agent has not been appointed, then on notice to the Buyer and the Seller, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent; failing such application to such court within 30 days from the effective date of such resignation or removal, the Escrow Agent, on notice to the Buyer and the Seller, may deposit the Escrow Amount (or provide control thereof if invested) and all related records and documents with a court of competent jurisdiction pending the appointment of a successor escrow agent, and the duties and obligation of the Escrow Agent hereunder shall thereupon cease.

6.8	Successor Escrow Agent

Any successor escrow agent shall agree in writing to be bound by this Agreement and thereupon shall be vested with the same powers and rights and shall be subject to the same duties and obligations as if it had executed this Agreement as the Escrow Agent and, unless otherwise directed in writing jointly by the Buyer and the Seller, and upon satisfaction of all of its fees and expenses, the former escrow agent shall cause to be delivered the then remaining balance of the Escrow Amount (or control thereof if invested) and all related records and documents to the successor escrow agent, execute all such transfers and other documents and do all such other acts and things as the successor escrow agent may reasonably request for the purpose of giving effect thereto.

6.9	No Agency

The Buyer and the Seller acknowledge that the Escrow Agent is acting solely as depositary at their request and for their convenience and, notwithstanding anything to the contrary herein contained, the Escrow Agent shall not be deemed to be the agent or mandatory of the Buyer and the Seller except as otherwise expressly provided herein.

6.10	Indemnity

The Buyer and the Seller hereby agree to solidarily indemnify and hold harmless the Escrow Agent from and against any and all liabilities, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursement, including legal or adviser fees and disbursements of whatever kind and nature (collectively, the “Losses”) which may at any time be imposed on, incurred by or asserted against the Escrow Agent, arising from or out of any act, omission or error of the Escrow Agent made in the conduct of its duties hereunder; provided, however, that the Buyer and the Seller shall not be required to indemnify the Escrow Agent against Losses arising out of and from the negligence or willful misconduct of the Escrow Agent or any agent employed by the Escrow Agent in carrying out its obligations hereunder or breach by the Escrow Agent of any provision hereof. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S FAILURE TO ACT IN ACCORDANCE WITH THE STANDARDS SET FORTH IN THIS AGREEMENT OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. This provision shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

6.11	Discharge from Duties

(a)	Disposal of Funds – Upon disposing of all of the Escrow Amount in accordance with the provisions of this Agreement, the Escrow Agent shall be relieved and discharged from all claims and liabilities relating to the Escrow Amount and the Escrow Agent shall not be subject to any claims made by or on behalf of any Party except for claims relating to the negligence or willful misconduct of the Escrow Agent or any agent employed by the Escrow Agent in carrying out its obligations hereunder.

(b)	Removal on Resignation – Upon resigning or being removed pursuant to Section 6.4 or 6.5, the Escrow Agent shall distribute the then remaining balance of the Escrow Amount to the new escrow agent appointed pursuant to Section 6.6 and the Escrow Agent shall, upon such distribution, be discharged from all further duties and obligations hereunder and shall not be subject to any claims made by or on behalf of any Party except claims relating to the negligence or willful misconduct of the Escrow Agent or any agent employed by the Escrow Agent in carrying out its obligations hereunder.

6.12	Fees and Expenses of the Escrow Agent

(a)	Fees - As full compensation for its services rendered under this Agreement, the Escrow Agent shall be entitled to remuneration in accordance with the Schedule of Fees provided by the Escrow Agent and attached hereto as Schedule B.

(b)	Expenses - The Escrow Agent shall be reimbursed for all reasonable out-of-pocket expenses or disbursements incurred or made by the Escrow Agent in the performance of its duties hereunder (except to the extent such expenses or disbursements were made or incurred as a result of the negligence or wilful misconduct of the Escrow Agent).

(c)	Allocation - All fees and expenses payable to the Escrow Agent under this Section 6.12 shall be paid by the Buyer.

6.13	Waiver of Claims

Each Party waives any claims or demands against the Escrow Agent and its partners, representatives, administrators and employees with respect to all acts taken by such the Escrow

Agent in conformance with this Agreement. The Escrow Agent shall not have any duty to take any action other than as specifically provided for in this Agreement. The Escrow Agent shall not have any liability for any non-action if such action has been restrained by any order of any court or administrative agency or if, in its sole discretion, it determines that any such action would violate any law or governmental regulation.

6.14	Consolidation of the Escrow Agent

Any corporation, partnership or other entity into which the Escrow Agent may be merged or converted shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding.

ARTICLE 7

MISCELLANEOUS

7.1	Further Assurances

The Parties will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other Party or Parties may, either before or after the date hereof, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

7.2	Notices

Notices under this Agreement shall be made in accordance with the Asset Purchase Agreement:

(a)	if to the Buyer, to:

Cavium Networks, Inc.
805 East Middlefield Road
Mountain View, CA, 94043, U.S.A

	Fax:	(650) 625-9751
	Attn:	President

with a copy to (which shall not constitute notice hereunder):

McCarthy Tétrault LLP
1000 De La Gauchetière Street West, Suite 2500
Montréal, Québec, H3B 0A2, Canada

	Fax:	(514) 875-6246
	Attn:	Alain Tardif and George Maziotis

Cooley LLP
3175 Hanover Street
Palo Alto, CA, 94304-1130, U.S.A.

	Fax:	(650) 849-7400
	Attn:	Vince Pangrazio

(b)	if to the Seller, to:

Wavesat Inc.
1375 Trans-Canada Highway, Suite 300
Montreal (Dorval), Quebec H9P 2W8

	Fax:	(514) 684-0288
	Attn:	President

with a copy to (which shall not constitute notice hereunder):

Osler, Hoskin & Harcourt LLP
1000 De La Gauchetière Street West, Suite 2100
Montréal, Québec H3B 4W5

	Fax:	(514) 904-8101
	Attn:	Shahir Guindi and Sandra Abitan

(c)	if to the Escrow Agent, to:

Ernst & Young, Inc.
800 René-Lévesque Boulevard West, Suite 1900
Montréal, Québec H3B 1X9

	Fax:	(514) 395-4933
	Attn:	Mr. Martin Rosenthal

with a copy to (which shall not constitute notice hereunder):

Ogilvy Renault LLP
1 Place Ville Marie, Suite 2500
Montréal, Québec H3B 1R1

	Fax:	(514) 286-5474
	Attn:	Sylvain Rigaud

7.3	Waiver

The failure of any of the Parties to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or thereof or the right of either Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other subsequent breach or non-compliance. No waiver of any provision of this Agreement shall be effective unless made in writing by the Party against which the waiver is to be effective.

7.4	Amendment

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all the Parties.

7.5	Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the Parties.

7.6	Governing Law

This Agreement is governed by and will be construed in accordance with the Laws of the Province of Québec and the Laws of Canada applicable therein.

7.7	Attornment and Exclusive Jurisdiction

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Québec and the courts of the Province of Québec will have exclusive jurisdiction to entertain any action arising under this Agreement. Each of the Parties hereby attorns to the exclusive jurisdiction of the courts of the Province of Québec.

7.8	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

[Balance of this page intentionally left blank.]

IN WITNESS WHEREOF the Parties have executed this Agreement on the date and at the place first above written.

CAVIUM NETWORKS, INC.

Per:
Name:
Title:

WAVESAT INC.

Per:
Name:
Title:

ERNST & YOUNG, INC.

Per:
Name:
Title: